UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 9)*
Pacific Internet Limited
(Name of Issuer)
Ordinary Shares
(Title of Class of Securities)
Y66183-10-7
(CUSIP Number)
Attn: David Astwood
Connect Holdings Limited
Clarendon House, 2 Church Street,
Hamilton HM11, Bermuda
+1 441 299 4943
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
Copy to: Sarah C. Murphy
Freshfields Bruckhaus Deringer
65 Fleet Street
London EC4Y 1HS
United Kingdom
+44 20 7832 7429
November 30, 2007
(Date of Event Which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	Y66183-10-7

1	NAMES OF REPORTING PERSONS Connect Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Bermuda

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.

1	NAMES OF REPORTING PERSONS Connect International Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Bermuda

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.

1	NAMES OF REPORTING PERSONS Ashmore Global Special Situations Fund Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Guernsey

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.

1	NAMES OF REPORTING PERSONS Ashmore Global Special Situations Fund 2 Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Guernsey

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.

1	NAMES OF REPORTING PERSONS Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Guernsey

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.

1	NAMES OF REPORTING PERSONS Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Guernsey

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.

1	NAMES OF REPORTING PERSONS Ashmore Emerging Markets Debt Fund

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.

1	NAMES OF REPORTING PERSONS Ashmore Emerging Markets Debt and Currency Fund Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Guernsey

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.

1	NAMES OF REPORTING PERSONS Ashmore Management Company Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Guernsey

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.

1	NAMES OF REPORTING PERSONS Spinnaker Global Opportunity Fund Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IV

CUSIP No.

1	NAMES OF REPORTING PERSONS Spinnaker Global Emerging Markets Fund Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IV

CUSIP No.

1	NAMES OF REPORTING PERSONS Spinnaker Global Strategic Fund Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IV

CUSIP No.

1	NAMES OF REPORTING PERSONS Clearwater Undersea Cable Investments, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.

1	NAMES OF REPORTING PERSONS Clearwater Capital GP, Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	7	SOLE VOTING POWER

NUMBER OF		—

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,469,661 shares

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—

WITH	10	SHARED DISPOSITIVE POWER

12,469,661 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,469,661 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

90.07%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

TABLE OF CONTENTS

SIGNATURE

EXHIBIT INDEX

This Amendment No. 9 (this “Amendment”) amends the Schedule 13D previously filed by Connect Holdings Limited (“CHL”) and its ultimate shareholders or control persons, Connect International Limited (“CIL”), Ashmore Global Special Situations Fund Limited (“GSSF”), Ashmore Global Special Situations Fund 2 Limited (“GSSF2”), Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio (“EMLIP”), Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund (“ARF”), Ashmore Emerging Markets Debt Fund (“AEMDF”), Ashmore Emerging Markets Debt and Currency Fund Limited (“AEMDCF”), Ashmore Management Company Limited (“AMC”), Spinnaker Global Opportunity Fund Ltd (“SGO”), Spinnaker Global Emerging Markets Fund Ltd (“SGEM”), Spinnaker Global Strategic Fund Ltd (“SGS”), Clearwater Undersea Cable Investments, LP (“Clearwater LP”) and Clearwater Capital GP, Ltd (“Clearwater GP”) (collectively the “Reporting Persons”), with the Securities and Exchange Commission (“SEC”) on September 25, 2006, as amended by Amendments No. 1, 2, 3, 4, 5, 6, 7 and 8 to the Schedule 13D filed by the Reporting Persons with the SEC on October 12, 2006, November 7, 2006, November 9, 2006, December 14, 2006, January 12, 2007, January 22, 2007, March 30, 2007 and October 9, 2007 respectively (as amended, the “Statement”), with respect to the ordinary shares (the “Ordinary Shares”) of Pacific Internet Limited (the “Company”), a company organized and existing under the laws of the Republic of Singapore. The Ordinary Shares are the only class of shares issued and outstanding by the Company. The address of the Company’s principal executive offices is 89B Science Park Drive, #01-07, The Rutherford, Singapore 118261. Capitalized terms used but not defined herein have the meanings given to them in the Statement. This Amendment also supersedes Item 11, “Interest in the Securities of the Subject Company,” of Amendment No. 9 to the Rule 13e-3 Transaction Statement filed under cover of Schedule TO filed by Connect Holdings Limited and its shareholder and ultimate control persons on November 5, 2007.
Item 3. Source and Amount of Funds or Other Consideration
Item 3 is hereby amended and supplemented to include the following:
     On the dates set out below, SGEM purchased Ordinary Shares for the account of CHL on the Nasdaq global market as follows:

	Number of	Average purchase	Aggregate
	Ordinary	price per Ordinary	purchase price
Date of Purchase	Shares	Share (US$)	(US$)
October 12, 2007	1,200	10.75	12,900
October 15, 2007	1,230	10.75	13,223
October 17, 2007	5,650	10.75	60,738
October 18, 2007	13,765	10.75	147,968
October 19, 2007	800	10.75	8,600

	Number of	Average purchase	Aggregate
	Ordinary	price per Ordinary	purchase price
Date of Purchase	Shares	Share (US$)	(US$)
October 22, 2007	2,755	10.75	29,616
October 23, 2007	3,696	10.75	39,732
October 24, 2007	9,699	10.75	104,260
October 25, 2007	15,200	10.71	162,860
October 26, 2007	10,000	10.73	107,332
October 29, 2007	20,000	10.62	212,300
October 30, 2007	2,400	10.57	25,375
November 1, 2007	10,000	10.47	104,738
November 2, 2007	610	10.50	6,405
November 5, 2007	650	10.50	6,825
November 6, 2007	3,300	10.74	35,440
November 7, 2007	4,300	10.64	45,760
November 8, 2007	15,791	10.13	159,925
November 12, 2007	5,500	10.50	57,745
November 13, 2007	2,500	10.45	26,125
November 14, 2007	5,187	10.50	54,464
November 15, 2007	650	10.50	6,825
November 16, 2007	2,136	10.50	22,428
November 21, 2007	800	10.44	8,350
November 26, 2007	355	10.50	3,728
November 27, 2007	2,800	10.50	29,400
Total	140,974	10.59	1,493,061

Item 5. Interest in Securities of the Issuer
Item 5 is amended and supplemented by deleting paragraph (a) and replacing it with the following:
     (a) As of the close of business on November 30, 2007, CHL beneficially owned 12,469,661 Ordinary Shares which constitute approximately 90.07% of the Ordinary Shares outstanding. By reason of their relationship to CHL, each of CIL, GSSF, GSSF2, EMLIP, ARF, AEMDF, AEMDCF, AMC, SGO, SGEM, SGS, Clearwater LP and Clearwater GP are reported as having shared power to vote and dispose or direct the vote and disposition of 12,469,661 Ordinary Shares. To the knowledge of each of the Reporting Persons, no person named on Schedule A hereto owns any Ordinary Shares as at November 30, 2007.
     The aggregate percentage of the outstanding Ordinary Shares reported as beneficially owned by CHL is based upon 13,844,164 Ordinary Shares outstanding (as disclosed in information provided to CHL by the Company as of 6 June 2007).
Item 7. Material to be Filed as Exhibits
EX-1† Joint Filing Agreement dated September 25, 2006 (previously submitted with the original 13D on September 25, 2006 as Exhibit 1 and again with Amendment No. 1 to the 13D on October 12, 2006 as Exhibit 2).

†	Previously filed with the SEC.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
By: /s/ William Lamont Barney
on behalf of the Reporting Persons
Name: William Lamont Barney
Title: Director, Connect Holdings Limited
Date: November 30, 2007

Connect Holdings Limited		Ashmore Emerging Markets Debt and Currency Fund Limited

By:	/s/ William Lamont Barney	By:	/s/ William Lamont Barney
Title:	Director	Title:	Director

Connect International Limited		Ashmore Management Company Limited

By:	//s/ William Lamont Barney	By:	/s/ William Lamont Barney
Title:	Director	Title:	Director

Ashmore Global Special Situations Fund Limited		Spinnaker Global Opportunity Fund Ltd

By:	/s/ William Lamont Barney	By:	/s/ William Lamont Barney
Title:	Director	Title:	Director

Ashmore Global Special Situations Fund 2 Limited		Spinnaker Global Emerging Markets Fund Ltd

By:	/s/ William Lamont Barney	By:	/s/ William Lamont Barney
Title:	Director	Title:	Director

Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio		Spinnaker Global Strategic Fund Ltd

By:	/s/ William Lamont Barney	By:	/s/ William Lamont Barney
Title:	Director	Title:	Director

Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund		Clearwater Undersea Cable Investments, LP

By:	/s/ William Lamont Barney	By:	/s/ William Lamont Barney
Title:	Director	Title:	Director

Ashmore Emerging Markets Debt Fund		Clearwater Capital GP, Ltd

By:	/s William Lamont Barney	By:	/s/ William Lamont Barney
Title:	Director	Title:	Director

EXHIBIT INDEX
Exhibit
     1.† Joint Filing Agreement dated September 25, 2006 (previously submitted with the original 13D on September 25, 2006 as Exhibit 1 and again with Amendment No. 1 to the 13D on October 12, 2006 as Exhibit 2).

†	Previously filed with the SEC.